Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-218626

Prospectus Supplement No. 4
(To Prospectus dated June 16, 2017)

110,494 Shares of Common Stock

220,988 Shares of Common Stock issuable upon the
exercise of outstanding warrants

This prospectus supplement supplements the prospectus dated June 16, 2017, relating to an aggregate of 331,482 shares of our common stock, par value $0.0001 per share, consisting of (i) 110,494 shares that are currently issued and outstanding, and (ii) 220,988 shares that are issuable upon the exercise of warrants to purchase shares of common stock originally issued on March 31, 2017.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 8, 2018.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

Investing in our common stock involves risks. See the information under the captions “Risk Factors” beginning on page 8 of the accompanying prospectus. You should also read carefully and consider any additional risk factors included in documents that we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities nor passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 8, 2018.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2018

AIT Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-55759	47-3812456
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Ilan Ramon, Science Park Ness Ziona, 7403635 Israel
(Address of Principal Executive Office)

+972.8.684.3313
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2018, the Board of Directors (the “Board”) of AIT Therapeutics, Inc. (the “Company”) elected Yoori Lee as a director of the Company.  Ms. Lee has replaced Professor Youssef Av-Gay as a director of the Company, who resigned from the Board on January 2, 2018.

Ms. Yoori Lee has served as Co-Founder and President of Trio Health Advisory Group, Inc., a Delaware company, since January, 2013. From February, 1996 to January, 2011, Ms. Lee served as Managing Director and Director of MEDACorp Services at Leerink Partners LLC, a healthcare investment bank.  The Company believes Ms. Lee is qualified to serve on the Board because of her extensive consulting experience and her knowledge of the biotechnology industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIT THERAPEUTICS, INC.
Date: January 8, 2018	By: /s/ Steven Lisi Name: Steven Lisi Title: Chief Executive Officer